ASSET PURCHASE AGREEMENT

BETWEEN

ALTO GROUP ACQUISITION CORP.

AND

MEXICAN HUNTER EXPLORATION S.A. de C.V.

March 12, 2010

TABLE OF CONTENTS

Definitions.1

Basic Transaction.4
(a) Purchase and Sale of Assets.4
(b) Assumption of Liabilities.4
(c) Delivery of Alto Shares.4
(d) Closing.4
(e) Deliveries at Closing.5
(f) Allocation.5

MHE's Representations and Warranties.5
(a) Organization of MHE.5
(b) Authorization of Transaction.5
(c) Non-contravention.5
(d) Brokers' Fees.5
(e) Title to Concessions.5
(f) Undisclosed Liabilities.5
(g) Legal Compliance.5
(h) Real Property.6
(i) Insurance Covering the Concessions.6
(j) Litigation.7
(k) Environmental, Health, and Safety Matters.7
(l) Disclosure.7
(m) Investment.8

Buyer's Representations and Warranties.8
(a) Organization of Buyer.8
(b) Authorization of Transaction.8
(c) Non-contravention.8
(d) Brokers' Fees.8

Pre-Closing Covenants.8
(a) General.8
(b) Notices and Consents.8
(d) Full Access.9
(e) Notice of Developments.9
(f) Exclusivity.9
(g) Maintenance of Concessions.9

Conditions to Obligation to Close.9
(a) Conditions to Buyer's Obligation.9
(b) Conditions to MHE's Obligation.9

Indemnification.10

Termination.10
(a) Termination of Agreement.10
(b) Effect of Termination.10

Miscellaneous.11
(a) Survival of Representations and Warranties.11
(b) No Third-Party Beneficiaries.11
(c) Entire Agreement.11
(d) Succession and Assignment.11
(e) Counterparts.11
(f) Headings.11
(g) Notices.11
(h) Governing Law.12
(i) Amendments and Waivers.12
(j) Severability.12
(k) Expenses.12
(l) Construction.12
(m) Incorporation of Exhibits.12

(n)  Specific Performance.                                           12
(o) Submission to Jurisdiction.12
(p) Governing Language.13

Exhibit A—Escrow Agreement
Exhibit B—Bill of Sale
Exhibit C—Concession Transfer Documents
Exhibit D—Geological Report for Los Tres Macho Mineral Concession
Exhibit E—Geological Report for Zuna Mineral Concession
Exhibit F—Unanimous Written Consent of the Board of Directors of MHE
Exhibit G—Unanimous Written Consent of the Shareholders of MHE
Exhibit H—Secretary’s Certificate of MHE
Exhibit I—[charter/government document showing MHE Board members]
Exhibit J—Unanimous Written Consent of the Board of Directors of Buyer
Exhibit K—Unanimous Written Consent of the Board of Directors of Alto Holdings

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this "Agreement") is entered into as of the 12th day of March, 2010 by and between Alto Group Acquisition Corp., a Nevada corporation ("Buyer"), and Mexican Hunter Explorations S.A. de C.V., a corporation organized under the laws of Mexico ("MHE"). Buyer and MHE are referred to collectively herein as the "Parties."

This Agreement contemplates a transaction in which Buyer will purchase certain of the assets of MHE in return for certain undertakings and shares of Alto Group Holdings, Inc., the parent company of the Buyer ("Alto Holdings.")

Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.  Definitions.

"Acquired Assets" means all right, title, and interest in and to the Concessions, and including any of the following, insofar as they are derived from or associated with the Concessions:

(a) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, geological reports, engineering reports, surveys, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials;

(b) Intellectual Property and goodwill associated with the Concessions, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions;

(c) leases, subleases, and rights thereunder;

(d) agreements, contracts, indentures, mortgages, instruments, Liens, guaranties, other similar arrangements, and rights thereunder;

(e) accounts, notes, and other receivables;

(f) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes); and

(g) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies;

provided, however, that the Acquired Assets shall not include, among the following: (i) any Real Property whether owned or Leased, (ii) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, and other documents relating to the organization, maintenance, and existence of MHE as a corporation or (iii) any of the rights of MHE under this Agreement (or under any side agreement between MHE on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

"Affiliate" means, with respect to any Party, any Subsidiary of such Party, or any Person who controls, is controlled by, or is under Common Control with such Party.

"Alto Holdings" means the parent company of Buyer as more specifically set forth in the preface above.

"Alto Shares" means ten million (10,000,000) shares of restricted stock of Alto Holdings, par value $0.00001 per share.

"Assumed Liabilities" means the following obligations of MHE with respect to the Concessions:

(a)	to conduct exploration activities on the properties and sites covered thereby; and

(b)	to facilitate the production of a NI43101 Technical Report and Valuation or equivalent report for each of the Concessions;

provided, however, that, notwithstanding the above, the Assumed Liabilities shall not include (i) any Liability of MHE for Taxes, (ii) any obligation or Liability of MHE or any Affiliate (whether or not in connection with either of the Concessions) resulting from, arising out of, relating to, in the nature of, or caused by any breach of contract, breach of warranty, tort, infringement, violation of law, or environmental matter, including without limitation those arising under Environmental, Health, and Safety Requirements, (iii) any Liability of MHE or any Affiliate for pension, retirement, employee benefit, or compensation plan, arrangement, or agreement of any kind, whether or not in connection with the Concessions, (iv) any Liability of MHE for income, transfer, sales, use, and other Taxes arising in connection with the consummation of the transactions contemplated hereby (including any income Taxes arising because MHE is transferring the Acquired Assets), (v) any Liability of MHE for the unpaid Taxes of any Person under the U.S. Internal Revenue Code, U.S. state law, or any similar provision of applicable law in the Republic of Mexico or any of its states or political subdivisions, as a transferee or successor, by contract, or otherwise, (vi) any obligation of MHE to indemnify any Person (including any of MHE Stockholders) by reason of the fact that such Person was a director, officer, employee, or agent of MHE or any of its Affiliates or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise), (vii) any Liability of MHE for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, or (viii) any Liability or obligation of MHE under this Agreement (or under any side agreement between MHE on the one hand and Buyer on the other hand entered into on or after the date of this Agreement).

"Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

"Buyer" has the meaning set forth in the preface above.

"Closing" has the meaning set forth in §2(d) below.

"Closing Date" has the meaning set forth in §2(d) below.

"Concessions" means, collectively, the mineral concessions and all rights appurtenant thereto in the mining properties known as “Los Tres Machos” and “Zuna” in Jalisco, in the state of Guadalajara, Mexico.

"Environmental, Health, and Safety Requirements" shall, with respect to the Concessions, mean all applicable federal, state, local, and foreign statutes, regulations, ordinances, and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations, and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including, without limitation, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances, or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

"Escrow Agent" means {redacted}

"Escrow Agreement" means the Escrow Agreement entered into concurrently herewith and attached hereto as Exhibit C.

"Indemnitee" has the meaning set forth in §7 below.

"Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances,continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all advertising and promotional materials, (h) all other proprietary rights, and (i) all copies and tangible embodiments thereof (in whatever form or medium).

"Knowledge" means actual knowledge after reasonable investigation.

"Liability" means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

"Lien" means any mortgage, pledge, lien, encumbrance, charge, or other security interest other than (a) liens for Taxes not yet due and payable, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Losses” means any claims, demands, losses, costs, damages, expenses, reasonable attorney fees, causes of actions, judgments, and liability incurred in connection therewith, whether or not a complaint, action or legal or administrative proceeding has been filed or initiated concerning the matter and regardless of whether a final judgment has been rendered by any court

"Material Adverse Effect" or "Material Adverse Change" means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results, operations, or business prospects of MHE and its Affiliates, taken as a whole, or on the ability of MHE to consummate timely the transactions contemplated hereby, including any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions, including such conditions related to the business of MHE and its Affiliates, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (c) financial, banking, or securities markets (including any suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, American Stock Exchange, or Nasdaq National Market for a period in excess of three hours or any decline of either the Dow Jones Industrial Average or the Standard & Poor's Index of 500 Industrial Companies by an amount in excess of 15% measured from the close of business on the date hereof), (d) changes in United States generally accepted accounting principles, (e) changes in law, rules, regulations, orders, or other binding directives issued by any governmental entity, and (f) the taking of any action contemplated by this Agreement and the other agreements contemplated hereby.

"MHE" has the meaning set forth in the preface above.

"MHE Share" means any share of the common stock, per value $___ per share, of MHE.

"MHE Stockholder" means any person who or which holds any MHE Shares.

"Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

"Party" has the meaning set forth in the preface above.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

"Purchase Price" has the meaning set forth in §2(c) below.

"Real Property" means land and buildings, and anything affixed to the land.

"Securities Act" means the United States Securities Act of 1933, as amended.

"Securities Exchange Act" means the United States Securities Exchange Act of 1934, as amended.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons owns a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity's gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term "Subsidiary" shall include all Subsidiaries of such Subsidiary.

"Tax" or "Taxes" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

2. Basic Transaction.

(a) Purchase and Sale of Assets.  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from MHE, and MHE agrees to sell, transfer, convey, and deliver to Buyer, all of the Acquired Assets at the Closing for the consideration specified below in this §2.

(b) Assumption of Liabilities.  On and subject to the terms and conditions of this Agreement, Buyer agrees to assume and become responsible for all Assumed Liabilities at the Closing. Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of MHE not included within the definition of Assumed Liabilities.

(c) Delivery of Alto Shares. As consideration for the Acquired Assets, Buyer agrees to deliver to the Escrow Agent the Alto Shares at the Closing.  During the Term of this Agreement, the Alto Shares and any appreciation thereupon will be available to satisfy any amounts owed by MHE under the indemnification provisions of this Agreement.

(d) Closing.  The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buyer’s counsel commencing at 9:00 a.m. local time on the first business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

(e) Deliveries at Closing.  At the Closing, (i) MHE will deliver to Buyer the various certificates, instruments, and documents referred to in §6(a) below; and (ii) Buyer will deliver to MHE the various certificates, instruments, and documents referred to in §6(b) below.

(f) Allocation.  Buyer shall prepare an allocation of the fair market value of the Alto Shares (and all other capitalized costs of the transactions contemplated hereby) among the Acquired Assets in accordance with the U.S. Internal Revenue Code (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon MHE.

3. MHE's Representations and Warranties.  MHE represents and warrants to Buyer that the statements contained in this §3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §3).

(a) Organization of MHE.  MHE is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

(b) Authorization of Transaction.  MHE has full power and authority (including full corporate power or other entity and authority) to execute and deliver this Agreement and to perform its obligations hereunder including, without limitation, to transfer the Concessions and all rights appurtenant thereto to the Buyer. Without further limiting the generality of the foregoing, the board of directors of MHE and the MHE Stockholders have duly authorized the execution, delivery, and performance of this Agreement by MHE. This Agreement constitutes the valid and legally binding obligation of MHE, enforceable in accordance with its terms and conditions.

(c) Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including, without limitation, the transfer of the Concessions to Buyer), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which MHE or any of its Affiliates is subject or any provision of the charter or bylaws of MHE or any of its Affiliates or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which MHE is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets). MHE does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement.

(d) Brokers' Fees.  MHE has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

(e) Title to Concessions.  MHE has good and marketable title to, or a valid leasehold interest in the Concessions and all properties and assets used in connection with the Concessions, free and clear of all Liens or restriction on transfer.

(f) Undisclosed Liabilities.  There are no Liabilities with respect to the Concessions and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of the Concessions giving rise to any Liability.

(g) Legal Compliance. All activities of MHE and its Affiliates in connection with the Concessions have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder)

of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply.

(h) Real Property.   With respect to each parcel of Real Property intended to be occupied or accessed in connection with the Concessions:

(i) MHE has the right (and following the transactions contemplated by this Agreement, Buyer shall have the right) to occupy such Real Property and conduct any and all activities necessary to develop the Concessions, including but not limited to exploration, surveys, mining and mineral extraction, and transportation and disposal of materiel excavated from the Real Property;

(ii) There is no condemnation, expropriation or other proceeding in eminent domain, pending or threatened, affecting any parcel of Real Property or any portion thereof or interest therein. There is no injunction, decree, order, writ or judgment outstanding, nor any claims, litigation, administrative actions or similar proceedings, pending or threatened, relating to the ownership, lease, use or occupancy of the Real Property or any portion thereof.

(iii) Each parcel of Real Property has direct vehicular and pedestrian access to a public street adjoining the Real Property, or has vehicular and pedestrian access to a public street via an insurable, permanent, irrevocable and appurtenant easement benefitting such parcel of Real Property, and such access is not dependent on any land or other real property interest. None of the Concessions or any portion thereof is dependent for its access, use or operation on any land, building, improvement or other real property interest which is not included in the Real Property.

(iv) All water, oil, gas, electrical, steam, compressed air, telecommunications, sewer, storm and waste water systems and other utility services or systems for the Real Property that are necessary for the Concessions have been installed and are operational and sufficient. Each such utility service enters the Real Property from an adjoining public street or valid private easement in favor of the supplier of such utility service or appurtenant to such Real Property, and is not dependent for its access, use or operation on any land, building, improvement or other real property interest.

(v) All certificates of occupancy, permits, licenses, franchises, approvals and authorizations of all governmental authorities, board of fire underwriters, association or any other entity having jurisdiction over the Real Property, which are required or appropriate to use or occupy the Real Property or enable full use of the Concessions have been issued and are in full force and effect. Neither MHE nor any of its Affiliates has received any notice from any governmental authority or other entity having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any permitted use of the Real Property and there is no basis for the issuance of any such notice or the taking of any such action.

(vi) The classification of each parcel of Real Property under applicable zoning laws, ordinances and regulations permits the use and occupancy of such parcel and the operation of the Concessions. MHE's and its Affiliates' use or occupancy of the Real Property or any portion thereof or the operation of the Concessions is not dependent on a "permitted non-conforming use" or similar variance, exemption or approval from any governmental authority.

(vii) The current use and occupancy of the Real Property for purposes of the Concessions does not violate any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Real Property. Neither MHE nor any of its Affiliates has received any notice of any such violation, and there is no basis for the issuance of any such notice or the taking of any action for such violation.

(viii) None of the Concessions encroaches on any Real Property for which full use and access has not been granted or on any easement affecting such Real Property, or violates any building lines or set-back lines, and there are no encroachments onto any of the Real Property, or any portion thereof, which encroachments would interfere with the use or occupancy of such Real Property or the continued operation of the Concessions.

(i) Insurance Covering the Concessions.  MHE carries property and casualty insurance to the extent necessary to protect any holder of the Concessions (including Buyer) against any Liability or loss arising in connection therewith.  With respect to each such insurance policy: (A) the policy is legal, valid, binding, enforceable, and in full force and effect; (B) the policy will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated; (C) MHE is not is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination, modification, or acceleration, under the policy; and (D) no party to the policy has repudiated any provision thereof.

(j) Litigation.  There is no litigation involving either of the Concessions and none of the Concessions (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) MHE is not a party or is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator in connection with the Concessions.

(k) Environmental, Health, and Safety Matters.  In respect of any activities by MHE or its Affiliates in connection with the Concessions:

(i) MHE and its Affiliates has complied and is in compliance with all Environmental, Health, and Safety Requirements.

(ii) Without limiting the generality of the foregoing, MHE and each of its Affiliates has obtained and complied with, and is in compliance with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for use and development of the Concessions, including but not limited to exploration, mining and mineral extraction, and disposal of materiel excavated from the Real Property appurtenant thereto.

(iii) Neither MHE, nor any of its Affiliates has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any Liabilities or potential Liabilities, including any investigatory, remedial or corrective obligations, relating to any of them or its facilities arising under Environmental, Health, and Safety Requirements.

(iv) None of the following exists at any property or facility used or accessed in connection with the Concessions: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

(v) Neither MHE, nor any of its Affiliates has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to Liabilities, including any Liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, pursuant to any Environmental, Health, and Safety Requirements.

(vi) Neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any Environmental, Health, and Safety Requirements.

(vii) Neither MHE, nor any of its Affiliates has, either expressly or by operation of law, assumed or undertaken any Liability, including without limitation any obligation for corrective or remedial action in connection with the Concessions, of any other Person relating to Environmental, Health, and Safety Requirements.

(l) Disclosure.  The representations and warranties contained in this §3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this §3 not misleading.

(m) Investment.  MHE (i) understands that the Alto Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (ii) is acquiring the Alto Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (iii) is managed and directed by a sophisticated investor with knowledge and experience in business and financial matters, (iv) has received certain information concerning Alto Holdings and Buyer and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Alto Shares, (v) is able to bear the economic risk and lack of liquidity inherent in holding the Alto Shares, and (vi) is either: (a) not a “U.S. Person”, or (b) an “Accredited Investor”, as such terms are defined under the Securities Act.

4. Buyer's Representations and Warranties.  Buyer represents and warrants to MHE  that the statements contained in this §4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this §4).

(a) Organization of Buyer.  Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation (or other formation).

(b) Authorization of Transaction.  Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(c) Non-contravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in §2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its charter, bylaws, or other governing documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject. Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in §2 above).

(d) Brokers' Fees.  Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which MHE could become liable or obligated.

5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

(a) General.  Each of the Parties will use his, her, or its reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in §6 below).

(b) Notices and Consents.  MHE will give (and will cause each of its Affiliates to give) any notices to third parties, and MHE will use its best efforts (and will cause each of its Affiliates to use its best efforts) to obtain any third party consents, referred to in §3(c) above. Each of the Parties will (and MHE will cause each of its Affiliates to) give any notices to, make any filings with, and use his, her, or its best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in §3(c) and §4(c) above.

(c) Full Access.  MHE will permit (and will cause each of its Affiliates to permit) representatives of Buyer to have full access to all premises, properties, personnel, books, records, contracts, and documents of or pertaining to the Concessions.

(d) Notice of Developments.  Each Party will give prompt written notice to the other Party of any material adverse development causing a breach of any of its own representations and warranties in §3 and §4 above.

(e) Exclusivity.  MHE will not (and MHE will not cause or permit any of its Affiliates to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any of the Concessions or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. MHE will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

(f) Maintenance of Concessions.  MHE and its Affiliates shall maintain the Concessions and all rights appurtenant thereto, including any filings, updates or consents required to maintain the validity thereof.

6. Conditions to Obligation to Close.

(a) Conditions to Buyer's Obligation.  Buyer's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the government of Mexico and/or the state of Guadalajara, including all applicable administrative agencies of the General Directorate of Mines of the Republic of Mexico shall have given its written approval to the transfer of the Concessions to Buyer;

(ii) the representations and warranties set forth in §3 above shall be true and correct in all material respects at and as of the Closing Date;

(iii) the MHE Stockholders shall have executed and delivered to Buyer a unanimous written consent approving this Agreement and the transactions contemplated hereby;

(iv) the MHE Board of Directors shall have executed and delivered to Buyer a unanimous written consent approving this Agreement and the transactions contemplated hereby;

(v) MHE shall have delivered to Buyer a certificate executed by the corporate secretary of MHE confirming the identity of each of the members of the Board of Directors and each of the shareholders of MHE;

(vi) MHE shall have delivered to Buyer an official report from the jurisdiction of MHE’s organization showing the current officers and directors of MHE;

(vii) all actions to be taken by MHE in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to Buyer;

Buyer may waive any condition specified in this §6(a) if it executes a writing so stating at or prior to the Closing.

(b) Conditions to MHE's Obligation.  MHE's obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i) the representations and warranties set forth in §4 above shall be true and correct in all material respects at and as of the Closing Date;

(ii) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii) Buyer shall have delivered to MHE the unanimous written consent of the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby;

(iv) all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to MHE.

MHE may waive any condition specified in this §6(b) if it executes a writing so stating at or prior to the Closing.

7. Indemnification. Each Party, to the fullest extent permitted by law, shall indemnify, defend, and hold the other Party and its Affiliates, officers, directors, trustees, partners, members, principals, employees, and agents (each, an “Indemnitee”) from and against any and all Losses arising from any and all claims, demands,  or Proceedings in which an Indemnitee may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to this Agreement, regardless of whether this Agreement is in force or effect at the time any such liability or expense is paid or incurred and regardless of whether or not any matter giving rise to  indemnification hereunder was known by any such Indemnitee prior to the date of this Agreement, provided however, that the obligations of Buyer or its Affiliates shall collectively be limited to the fair value of the Alto Shares as at the Closing Date.

8. Termination.

(a) Termination of Agreement.  Certain of the Parties may terminate this Agreement as provided below:

(i) Buyer and MHE may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii) Buyer may terminate this Agreement by giving written notice to MHE on or before the 30th day following the date of this Agreement if Buyer is not reasonably satisfied with the results of its continuing business, legal, and accounting due diligence regarding MHE and the Concessions;

(iii) Buyer may terminate this Agreement by giving written notice to MHE at any time prior to the Closing (A) in the event MHE has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified MHE of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach or (B) if the Closing shall not have occurred on or before April 30, 2010, by reason of the failure of any condition precedent under §6(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iv) MHE may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, MHE has notified Buyer of the breach, and the breach has continued without cure for a period of 5 days after the notice of breach.

(b) Effect of Termination. If any Party terminates this Agreement pursuant to §8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

9. Miscellaneous.

(a) Survival of Representations and Warranties.  All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

(b) No Third-Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement.  This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e) Counterparts.  This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices.  All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) four business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

(i) Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and MHE. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses.  Each of Buyer, MHE, and their respective Affiliates will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l) Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

(m) Incorporation of Exhibits.  The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(n) Specific Performance.  Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any provision of this Agreement not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which such Party may be entitled, at law or in equity.

(o) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the city and state of New York in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(p) Governing Language.  This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

[END OF ASSET PURCHASE AGREEMENT]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

ALTO GROUP ACQUISITION CORP.                                                                                      MEXICAN HUNTER EXPLORATION S.A. de C.V.

By: /s/ Mark Klok                        By: /s/ Robert Howie

Title: Chief Executive Officer                             Title: Director